Exhibit 99.1

TCF Press Contact:
Randi Berris (Media)
news@tcfbank.com
(248) 608-5239

Timothy Sedabres (Investors)
investor@tcfbank.com (Investors)
(952) 745-2766

October 26, 2020

TCF Financial Corp. CEO Craig R. Dahl to retire

•	TCF Executive Chairman Gary Torgow thanks Dahl for guiding the integration of TCF Bank and Chemical Bank

•	David T. Provost named TCF Financial Corporation chief executive officer

•	Thomas C. Shafer elevated to TCF National Bank CEO and vice chairman of TCF Financial Corporation

•	Michael S. Jones named TCF Bank president and chief operating officer

(DETROIT) - TCF Financial Corporation on Monday announced Craig R. Dahl will retire, effective Tuesday, Oct. 27, following the extraordinarily successful integration between TCF Bank and Chemical Bank, a merger Dahl helped lead. The TCF Financial Corporation board of directors elected Vice Chairman David T. Provost as TCF Financial Corporation chief executive officer and elected Thomas C. Shafer to the board of TCF Financial Corporation as vice chairman and CEO of TCF National Bank. Both Shafer and Provost will report to Executive Chairman Gary Torgow.

Michael S. Jones, currently executive vice president, regional banking, will become president and chief operating officer of TCF Bank, reporting to Shafer.

“Craig’s leadership has been instrumental in getting TCF to the point we are today. He has guided TCF through a successful integration program and has worked tirelessly with our teams to build many of our businesses from the ground up over the past 20 years. His passion and dedication have helped to guide the One TCF culture and the strong bench strength of talent we benefit from are a testament to his leadership. We congratulate Craig on a tremendous career and thank him for his many contributions. All of us at TCF are eternally grateful for his leadership,” Torgow said.

Dahl has spent 21 years with TCF and was named president and CEO of legacy TCF in 2016. Upon the merger of equals in 2019, he became president and CEO of TCF.

“I am proud of all of our accomplishments over the past year and the momentum that TCF has today. One of the benefits of our merger of equals is the great talent that rises to the top. These leaders are ready to assume their roles and run the business,” Dahl said. “I would like to extend my appreciation to the Executive Leadership team and Gary for his partnership as we have worked together to integrate the operations and cultures of two banks into One TCF. I am grateful for the opportunities and experiences I’ve had with this great institution.”

Provost served as president and chief executive officer of Chemical Financial Corporation from June 2017 to August 2019, and vice chairman of TCF Financial Corporation since August 2019. Shafer served as vice chairman and a director of Chemical Financial Corporation until August 2019, and has served as president and chief operating officer of TCF Bank since August 2019.

“Dave’s and Tom’s commitment to our team members, customers and communities sets us on a trajectory for monumental success in the years ahead,” Torgow said. “Dave and Tom have worked well together in leading our company since the first days of Talmer Bank, Chemical Bank and through the TCF merger. This is a natural time to implement our succession plan.”

“As a purpose-driven company passionate about building stronger individuals, customers and communities, I am grateful for the opportunity to lead this bank and our dedicated team members. The banking industry is changing dramatically, accelerated by the pandemic, and I am confident that together, we will take TCF to new heights,” Shafer said.

Since the merger, Jones has served as executive vice president of regional banking, responsible for retail banking, consumer lending, small business banking, middle market and regional commercial banking, wealth management, treasury management, municipal banking, mortgages and home lending. Previously, he was executive vice president, consumer banking of legacy TCF, and previously served as its chief financial officer.

“Mike is a wonderful leader and plays a key role in the executive leadership of the bank,” Torgow said.

As previously announced last year, effective Oct. 1, 2020, Brian Maass succeeded Dennis Klaeser as chief financial officer upon his retirement. Maass will report to Shafer. In addition, R. Patricia Kelly, Chris McComish and Daniel W. Terpsma have been elevated to the TCF Bank executive leadership team and will report to Jones.

About TCF: TCF Financial Corporation (NASDAQ: TCF) is a Detroit, Michigan-based financial holding company with $48 billion in total assets at September 30, 2020 and a top 10 deposit market share in the Midwest. TCF’s primary banking subsidiary, TCF National Bank, is a premier Midwest bank offering consumer and commercial banking, trust and wealth management, and specialty leasing and lending products and services to consumers, small businesses and commercial clients. TCF has approximately 475 banking centers primarily located in Michigan, Illinois and Minnesota with additional locations in Colorado, Ohio, South Dakota and Wisconsin. TCF also conducts business across all 50 states and Canada through its specialty lending and leasing businesses. To learn more about TCF, visit tcfbank.com.